Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 138 to Registration Statement No. 002-11884 on Form N-1A of our report dated September 13, 2010 relating to the financial statements and financial highlights of Fidelity Value Discovery Fund, a fund of Fidelity Puritan Trust, appearing in the Annual Report on Form N-CSR of Fidelity Puritan Trust for the year ended July 31, 2010, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 27, 2010